As filed with the Securities and Exchange Commission on August 14, 2000
                                                    Registration No. 333-______
    ____________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               __________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               __________________

                               DANAHER CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                     59-1995548
 (State or other jurisdiction        (I.R.S. Employer
     of incorporation or            Identification No.)
        organization)


                             1250 24th Street, N.W.
                             Washington, D.C. 20037
                                 (202) 828-0850
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive
                                    offices)
                               __________________

                      NON-QUALIFIED STOCK OPTION AGREEMENT

                               Patrick W. Allender
         Executive Vice President, Chief Financial Officer and Secretary
                             1250 24th Street, N.W.
                              Washington, DC 20037
                                 (202) 828-0850
 (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                               __________________







                                          CALCULATION OF REGISTRATION FEE
------------------------------------ ------------- ----------------------- ------------------------ ----------------
 Title of each class of securities    Amount to       Proposed maximum        Proposed maximum         Amount of
         to be registered                 be         offering price per      aggregate offering      registration
                                      registered          unit(1)                 price(1)                fee
------------------------------------ ------------- ----------------------- ------------------------ ----------------
------------------------------------ ------------- ----------------------- ------------------------ ----------------
Common Stock, $.01 par value.....       784,025          $53.31 (1)              $41,796,372.75 (1)    $11,034.24 (1)
------------------------------------ ------------- ----------------------- ------------------------ ----------------

(1) In accordance with Rule 457(c), the aggregate offering price and the amount of the registration fee are computed on the basis of the average of the high and low prices reported by the New York Stock Exchange on August 8, 2000.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                                   PROSPECTUS

                                 784,025 Shares

                               DANAHER CORPORATION


                                  Common Stock


     This Prospectus relates to the reoffer and resale by George M. Sherman, the President and Chief Executive Officer of Danaher Corporation (the "Selling Stockholder") of 784,025 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock") that have been issued by Danaher to the Selling Stockholder upon the exercise of outstanding stock options granted pursuant to the Non-Qualified Stock Option Agreement dated February 7, 1990 between the Selling Stockholder and Danaher (the "Plan"). The Shares may be reoffered and resold for the account of the Selling Stockholder, from time to time, pursuant to this Prospectus. Danaher will not receive any of the proceeds from the reoffer and resale of the Shares.

     The Common Stock of Danaher is traded on the New York Stock Exchange ("NYSE") and the Pacific Exchange ("PE") under the symbol "DHR". On August 11, 2000, the last reported sale price of the Common Stock, as reported on the NYSE, was $55.4375.

     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.
                _______________________________________________

                 The date of this Prospectus is August 15, 2000.

                    WHERE YOU CAN GET ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC"s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.
     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold:

o Our Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 21, 2000, our Definitive Proxy Statement on Schedule 14A filed on March 22, 2000, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, filed on April 19, 2000 and ended June 30, 2000, filed on July 20, 2000;

o All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering; and

o The description of our common stock in our Form 8-B filed on November 3, 1986, as amended.

     To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

                  Danaher Corporation
                  1250 24th Street, N.W.
                  Washington, D.C.  20037
                  Attention:  Controller
                  (202) 828-0850

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the selling stockholder has authorized anyone else to provide you with different information. Neither we nor the selling stockholder is making an offer of these securities in any state where the state does not permit an offer. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus.

     Danaher has filed with the SEC a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the securities offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement.

     To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement that is not, pursuant to the SEC's rules, deemed to be "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act.

                             DESCRIPTION OF BUSINESS

     Danaher   conducts   its   operations   through  two   business   segments:
Process/Environmental Controls and Tools and Components.

Process/Environmental Controls

     The Process/Environmental Controls segment is comprised of: Hach Company, Fluke, Veeder-Root, Danaher Controls, Partlow/West, American Precision Industries, Inc., Kollmorgen Corporation, Warner Electric, Anderson Instruments, West Instruments, QualiTROL Corporation, A.L. Hyde Company, Hengstler, McCrometer, the controls product line business units of Joslyn Corporation and Pacific Scientific Company, Namco Controls, Dolan-Jenner, Atlas Copco Controls, M&M Precision Systems, Communications Technology Corporation, Gems Sensors and the Dr. Bruno Lange Group. These companies produce and sell compact, professional electronic test tools, underground storage tank leak detection systems and motion, position, speed, temperature, level and position instruments and sensing devices, power switches and controls, communication line products, power protection products, liquid flow and quality measuring devices, quality assurance products and systems, safety devices and electronic and mechanical counting and controlling devices. These products are distributed by the Company's sales personnel and independent representatives to original equipment manufacturers, distributors and other end users.

Tools and Components

     The Tools and Components segment is comprised of the Danaher Hand Tool Group (including Special Markets, Professional Tool Division and Asian Tool Division), Matco Tools ("Matco"), Jacobs Chuck Manufacturing Company ("Jacobs"), Delta Consolidated Industries ("Delta"), Jacobs Vehicle Systems Company, Hennessy Industries and the hardware and electrical apparatus lines of Joslyn Manufacturing Company.

     This segment is one of the largest worldwide producers and distributors of general purpose mechanics' hand tools and automotive specialty tools. Other products manufactured by these companies include tool boxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, high quality precision socket screws, fasteners, and high quality miniature precision parts.

     Our principal executive offices are located at 1250 24th Street, N.W., Washington, D.C. 20037. Our telephone number is (202) 828-0850.

                               RECENT DEVELOPMENTS

Eurobond Offering

          On July 26, 2000, Danaher issued 300,000,000 (Three Hundred Million Euros) aggregate principal amount of notes. The notes bear interest at 6 1/4 percent per annum and will mature on July 26, 2005 at 100% of their principal amount. The proceeds of the Eurobond offering were used to repay a portion of the indebtedness incurred in connection with the recent acquisitions of Kollmorgen Corporation, American Precision Industries, Inc. and Warner Electric.


                           FORWARD-LOOKING STATEMENTS

     Some of the information included or incorporated by reference in this prospectus discusses future expectations, contains projections of results of operations or financial condition or states other forward-looking information. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are characterized by terms like: "believe," "anticipate," "should," "intend," "plan," "will," "expects, "estimates," "projects," "positioned," "strategy," and similar expressions. These statements are based on assumptions and assessments we make in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including:

o    continuation of our longstanding relationship with major customers;

o    our ability to integrate acquired businesses into our operations;

o the extent to which acquired businesses are able to meet our expectations and operate profitably;

o changes in regulations (particularly environmental regulations) which could affect demand for products in the Process/Environmental Controls segment; and

o unanticipated developments that could occur with respect to environmental matters and litigation.

     In addition, we are subject to risks and uncertainties that affect the manufacturing sector generally, including economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices. Forward-looking statements are not guarantees of future performances and actual results, developments and business decisions may differ from those statements. We disclaim any duty to update any forward-looking statements, all of which are qualified by this discussion.

                                 USE OF PROCEEDS

     Danaher will not receive any of the proceeds from the reoffer and resale of the Shares by the Selling Stockholder.

                               SELLING STOCKHOLDER

     The 784,025 Shares subject to this offering may be offered hereunder from time to time by George M. Sherman, the Selling Stockholder, so long as the Registration Statement of which this Prospectus forms a part remains effective. These Shares were issued upon exercise of options held by the Selling
Stockholder under the Plan. Prior to the offering, George M. Sherman beneficially owned 3,529,088 shares, which constituted approximately 2.5% of our common stock as of August 11, 2000. After the offering, he will own approximately 2,745,063 shares, which constitute approximately 1.9% of our common stock as of August 11, 2000.


                              PLAN OF DISTRIBUTION

     The Selling Stockholder has advised Danaher that the resale of his Shares may be effected from time to time on the NYSE or the PE, or in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

                                  LEGAL MATTERS

     The validity of the Danaher common stock offered by the Selling Stockholder in this prospectus was passed upon for Danaher by Wilmer, Cutler & Pickering, Washington, D.C.

                                     EXPERTS

     The consolidated financial statements and schedules within the Annual Report on Form 10-K incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         Incorporated by reference from Part I.

Item 4.  Description of Securities

         Incorporated by reference from Part I.

Item 5.  Interests of Named Experts and Counsel

         Incorporated by reference from Part I.

Item 6.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a court to award, or a corporation's board of directors to grant indemnity to directors and officers under some circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). The Registrant's Certificate of Incorporation and By-laws provide that it will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. The Registrant has entered into agreements with each of its executive officers and directors under which the Registrant has agreed to indemnify each of them against expenses and losses incurred for claims brought against them by reason of their being an officer or director of the Registrant. There is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any pending or threatened litigation that may result in claims for indemnification by any director or executive officer.

Item 7.  Exemption from Registration Claimed

     With respect to the restricted securities to be reoffered or resold under this Registration Statement, the issuance of such shares of Common Stock was exempt from registration under to Section 4(2) of the Securities Act of 1933, as amended (the "Act"), based upon the following facts. Such shares were issued to a person who was an executive officer of Danaher at the time of the issuance of the option and at the time of exercise of the option, who acquired the shares for investment, and who had sufficient knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the investment.

Item 8.  Exhibits

         See the Exhibit Index

Item 9.  Undertakings

         The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; except, in the case of phrases (i) and (ii), to the extent the information required is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated herein by reference.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on August 14, 2000.

                                           DANAHER CORPORATION


                                           By:    ______________________________
                                                  Christopher C. McMahon
                                                  Vice President and Controller
                                                  (Principal Accounting Officer)

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


Date: August 14, 2000             By:                 *
                                        ---------------------------------------
                                         George M. Sherman
                                         President and Chief Executive Officer
                                         (Principal Executive Officer)

Date: August 14, 2000             By:                  *
                                         ---------------------------------------
                                         Patrick W. Allender
                                         Executive Vice President, Chief
                                         Financial Officer and Secretary
                                         (Principal Financial Officer)

Date: August 14, 2000             By:                     *
                                         ---------------------------------------

                                         Mortimer M. Caplin
                                         Director

Date: August 14, 2000             By:                    *
                                         ---------------------------------------
                                         Donald J. Ehrlich
                                         Director

Date: August 14, 2000             By:                     *
                                         ---------------------------------------
                                         Walter G. Lohr, Jr.
                                         Director

Date: August 14, 2000             By:                     *
                                         ---------------------------------------
                                         Mitchell P. Rales
                                         Director and Chairman of the Executive
                                         Committee

Date: August 14, 2000             By:                     *
                                         ---------------------------------------
                                         Steven M. Rales
                                         Director and Chairman of the Board

Date: August 14, 2000             By:                     *
                                         ---------------------------------------
                                         A. Emmet Stephenson, Jr.
                                         Director

Date: August 14, 2000             By:                     *
                                         ---------------------------------------
                                         Alan G. Spoon
                                         Director

Date: August 14, 2000             By:     /s/  Christopher C. McMahon
                                         ---------------------------------------
                                         Christopher C. McMahon
                                         Vice President and Controller
                                         (Principal Accounting Officer)


   * By Christopher C. McMahon under power of attorney granted August 10, 2000 and attached as Exhibit 24 to this Registration Statement.

                                  EXHIBIT INDEX

        Exhibit Number                     Description
              4*                   Non-qualified Stock Option
                                   Agreement, dated February 7, 1990
              5                    Opinion of Wilmer, Cutler &
                                   Pickering
              23                   Consent of Wilmer, Cutler &
                                   Pickering (included in Exhibit 5)
             23.1                  Consent of Arthur Andersen LLP
              24                   Power of Attorney

* Incorporated by reference to Form S-8 of the Corporation dated October 24, 1996 (File No. 333-14781)